ANNUAL REPORT
Chevy Chase Home Loan Trust 1996-1
$ 153,521,000 7.15% Asset Backed Certificates
For the Year Ended December 31, 2003




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2003           0     120,137       5,399    0.32%    2,173,035   10.77%
 Feb-2003   2,156,800     120,137     (41,728)  -2.60%    2,008,260   10.41%
 Mar-2003          (0)    107,287      (5,576)  -0.36%    1,629,421    8.87%
 Apr-2003           0     107,287     (19,618)  -1.36%    1,473,080    8.48%
 May-2003   2,861,636     107,287     (47,422)  -3.48%    1,445,398    8.84%
 Jun-2003           0      90,236     (39,570)  -3.10%    1,240,070    8.08%
 Jul-2003           0      90,236      17,193    1.41%    1,366,622    9.37%
 Aug-2003   2,397,285      90,236       6,492    0.57%    1,470,269   10.77%
 Sep-2003           0      75,952     (38,424)  -3.58%    1,140,954    8.86%
 Oct-2003           0      75,952     (27,910)  -2.75%    1,260,334   10.36%
 Nov-2003   1,518,459      75,952     (24,811)  -2.60%    1,113,602    9.74%
 Dec-2003           0      66,905     (41,612)  -4.62%    1,097,859   10.16%

          _____________________________________
  Totals    8,934,181   1,127,604    (257,586)

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.